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                   CONSENT OF INDEPENDENT AUDITORS


We have issued our reports, dated March 9, 1999 on the Consolidated Financial Statements and the Financial Statement Schedule of Intertape Polymer Group Inc. referred to in Items 8 and 17 of this Annual Report on Form 20-F and we hereby consent to the use of such reports in this Annual Report on Form 20-F.



/s/ Raymond Chabot Grant Thornton

General Partnership
Chartered Accountants


Montreal, Canada
May 20, 1999